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EXHIBIT 5.1

[Wilson Sonsini Goodrich & Rosati Letterhead]

December 11, 2003

Physiometrix, Inc.
Five Billerica Park
101 Billerica Ave.
N. Billerica, MA 01862
(978) 670-2422

      Re:
      Registration Statement on Form S-3

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of up to 9,914,975 shares of Common Stock (the "Shares"). All of the Shares are issued and outstanding and may be offered for sale for the benefit of the selling stockholders named in the Registration Statement. The Shares are to be sold from time to time in the over-the-counter market at prevailing prices or as otherwise described in the Registration Statement.

        As your legal counsel, we have examined the proceedings taken by you in connection with the sale of the Shares. It is our opinion that the Shares are legally and validly issued, fully-paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation /s/ WILSON SONSINI GOODRICH & ROSATI

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  EXHIBIT 5.1